As filed with the Securities and Exchange Commission on October 1, 2003

Registration No. 333-69806

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Catellus Development Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2953477 (I.R.S. Employer Identification No.)

201 Mission Street

San Francisco, California 94105

(415) 974-4500

(Address, including zip code, and telephone number of principal executive offices)

Catellus Development Corporation 2000 Performance Award Plan

(as amended)

(Full title of the plan)

Vanessa Washington

Senior Vice President and General Counsel

Catellus Development Corporation

201 Mission Street San Francisco, California 94105

(415) 974-4500

(Name, address and telephone number, including area code, of agent for service)

Copy to: Frederick B. McLane, Esq.

O’Melveny & Myers LLP

400 S. Hope Street

Los Angeles, California 90071

(213) 430-600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee

Common Stock, $0.01 par value per share	5,750,000	See note 3 below	$85,838,876	$21,460(4)(5)

(1)	The Catellus Development Corporation 2000 Performance Award Plan, as amended (the “Plan”), authorizes the issuance of a maximum of 5,750,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Catellus Development Corporation, a Delaware corporation (“Catellus”). The registered shares are comprised of (A) 2,808 shares issuable at an exercise price of $11.869 pursuant to options outstanding under the Plan, (B) 64 shares issuable at an exercise price of $11.981 pursuant to options outstanding under the Plan, (C) 20,000 shares issuable at an exercise price of $13.375 pursuant to options outstanding under the Plan, (D) 3,328,000 shares issuable at an exercise price of $13.50 pursuant to options outstanding under the Plan, (E) 2,462 shares issuable at an exercise price of $14.625 pursuant to options outstanding under the Plan, (F) 11,828 shares issuable at an exercise price of $15.525 pursuant to options outstanding under the Plan, (G) 50,000 shares issuable at an exercise price of $16.25 pursuant to options outstanding under the Plan, (H) 50,000 shares issuable at an exercise price of $17.05 pursuant to options outstanding under the Plan, (I) 459,734 shares issuable at an exercise price of $17.75 pursuant to options outstanding under the Plan, (J) 20,000 shares issuable at an exercise price of $17.85 pursuant to options outstanding under the Plan, (K) 3,000 shares issuable at an exercise price of $17.90 pursuant to options outstanding under the Plan, (L) 10,000 shares issuable at an exercise price of $18.25 pursuant to options outstanding under the Plan, (M) 5,000 shares issuable at an exercise price of $18.58 pursuant to options outstanding under the Plan, (N) 25,000 shares issuable at an exercise price of $18.75 pursuant to options outstanding under the Plan, and (O) 1,762,104 shares that may be issued pursuant to awards granted under the 2000 Plan. This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus, and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an additional indeterminate number of shares, options and rights that may be issued in accordance with the provisions of the Plan in the event of any change in the outstanding shares of Common Stock, including a stock dividend or stock split.
(2)	Each share is accompanied by a Preferred Share Purchase Right (“Preferred Share Purchase Right”) pursuant to the Rights Agreement, dated as of December 16, 1999, by and between Catellus and American Stock Transfer & Trust Company, as rights agent.
(3)	The Proposed Maximum Offering Price Per Share is based upon (A) the exercise price per share ($11.869) of outstanding options for 2,808 shares, (B) the exercise price per share ($11.981) of outstanding options for 64 shares, (C) the exercise price per share ($13.375) of outstanding options for 20,000 shares, (D) the exercise price per share ($13.50) of outstanding options for 3,328,000 shares, (E) the exercise price per share ($14.625) of outstanding options for 2,462 shares, (F) the exercise price per share ($15.525) of outstanding options for 11,828 shares, (G) the exercise price per share ($16.25) of outstanding options for 50,000 shares, (H) the exercise price per share ($17.05) of outstanding options for 50,000 shares, (I) the exercise price per share ($17.75) of outstanding options for 459,734 shares, (J) the exercise price per share ($17.85) of outstanding options for 20,000 shares, (K) the exercise price per share ($17.90) of outstanding options for 3,000 shares, (L) the exercise price per share ($18.25) of outstanding options for 10,000 shares, (M) the exercise price per share ($18.58) of outstanding options for 5,000 shares, (N) the exercise price per share ($18.75) of outstanding options for 25,000 shares, and (O) for the remaining shares, the average of the high and low trading prices ($16.69) of the Common Stock as reported on the New York Stock Exchange on September 20, 2001, pursuant to Rule 457(h) of the Securities Act.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(5)	The total registration fee of $21,460 was previously paid upon the initial filing of this Registration Statement on September 21, 2001.

The Exhibit Index for this Registration Statement is at page 10.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed to: (1) clarify that the shares of Common Stock registered on this Registration Statement (initially filed by Catellus with the Securities and Exchange Commission (the “Commission”) on September 21, 2001 and as hereby amended), may be issued pursuant to awards granted and to be granted under the Plan in addition to stock options, (2) clarify that this Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus; and (3) register the Preferred Share Purchase Rights that accompany the shares of Common Stock registered hereby, which Preferred Share Purchase Rights were inadvertently omitted from this Registration Statement as originally filed with the Commission.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, which have been filed by Catellus with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (Commission File Number 0-18694) are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Catellus’ Annual Report on Form 10-K for its fiscal year ended December 31, 2002, as amended;

(b)	Catellus’ Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2003 and June 30, 2003;

(c)	Catellus’ Current Report on Form 8-K filed on August 8, 2003;

(d)	The description of the Common Stock contained in Catellus’ Registration Statement on Form 10 filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

(e)	The description of the Preferred Share Purchase Rights contained in Catellus’ Registration Statement on Form 8-A filed under the Exchange Act with the Commission on January 7, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Catellus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Under Delaware General Corporation Law (“Delaware Corporate Law”), directors may be indemnified for liabilities incurred in connection with specified actions (other than any action brought by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The same standard of conduct is applicable for indemnification in the case of derivative actions brought by or in the right of the corporation, except that in such cases Delaware Corporate Law authorizes indemnification only for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such cases. Moreover, Delaware Corporate Law requires court approval before there can be any such indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action. To the extent that a present or former director or officer has been successful in defense of any action, suit or proceeding, Delaware Corporate Law provides for indemnification of such person for expenses (including attorneys’ fees). Delaware Corporate Law states expressly that the indemnification provided by or granted pursuant to Delaware Corporate Law is not deemed exclusive of any non-statutory indemnification rights existing under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise

The restated certificate of incorporation of Catellus (the “Catellus Charter”) provides that no director shall be liable to Catellus or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under section 174 of Delaware Corporate Law (concerning unlawful payment of dividend or unlawful stock purchase or redemption), or (d) for any transaction from which the directors derived an improper personal benefit. If Delaware Corporate Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of Catellus shall be eliminated or limited to the fullest extent permitted by Delaware Corporate Law, as so amended. No amendment of the Catellus Charter or repeal of its provisions will limit the benefits provided to directors under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

The amended and restated bylaws of Catellus provide that Catellus will indemnify any present or former director and officer, whether serving or having served Catellus, or at its request, any other entity, to the fullest extent permitted under Delaware law, against expenses (including attorneys’ fees) reasonably incurred or suffered by such person in connection any action, suit or proceeding. However, any such person seeking indemnification in connection with a proceeding initiated by such person shall be indemnified only if such proceeding was authorized by the board of directors of Catellus. The amended and restated bylaws also provide that Catellus will pay incurred expenses in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by Catellus. The amended and restated bylaws also provide that Catellus may enter into indemnification agreements indemnifying each of its directors and officers to the fullest extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed

Inapplicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 1st day of October, 2003.

CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation

By:	/s/ NELSON C. RISING
Nelson C. Rising, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NELSON C. RISING Nelson C. Rising	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 1, 2003

/s/ C. WILLIAM HOSLER C. William Hosler	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 1, 2003

/s/ PAUL A. LOCKIE Paul A. Lockie	Vice President and Controller (Principal Accounting Officer)	October 1, 2003

* Joseph F. Alibrandi	Director

* Stephen F. Bollenbach	Director

Signature	Title	Date

* Daryl J. Carter	Director

* Richard D. Farman	Director

* Christine Garvey	Director

* William M. Kahane	Director

* Leslie D. Michelson	Director

* Deanna W. Oppenheimer	Director

* Thomas M. Steinberg	Director

* Cora M. Tellez	Director

*Nelson C. Rising, the undersigned attorney-in-fact, by signing his name below, does hereby sign this Post-Effective Amendment No. 1 to Registration Statement on behalf of the above-indicated officers and directors of Catellus pursuant to a power of attorney executed by such persons and previously filed with the Securities and Exchange Commission.

By:	/s/ NELSON C. RISING	Date: October 1, 2003
Nelson C. Rising Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4	Catellus Development Corporation 2000 Performance Award Plan (as amended and restated).(1)

5	Opinion of O’Melveny & Myers LLP (opinion re legality).(2)

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent auditors).

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5).

24	Power of Attorney.(2)

(1)	Filed with the Commission as Annex F to the proxy statement/prospectus filed by Catellus on August 15, 2003 (Commission File Number 0-18694) and incorporated herein by this reference.

(2)	Previously filed with the Commission with the original filing of the Form S-8 Registration Statement on September 21, 2001 (Registration Number 333-69806).